Exhibit 99.1

100 Enterprise Dr.

Rockaway, NJ 07866

SUSSEX BANCORP REPORTS A 28% INCREASE IN NET INCOME DRIVEN BY LOAN AND DEPOSIT
GROWTH FOR THE FIRST QUARTER 2017

ROCKAWAY, NEW JERSEY – April 26, 2017 – Sussex Bancorp (the “Company”) (Nasdaq: SBBX), the holding company for Sussex Bank (the “Bank”), today announced a 27.8% increase in net income to $2.0 million, or $0.43 per basic and diluted common share, for the quarter ended March 31, 2017, as compared to $1.6 million, or $0.34 per basic and diluted share, for the same period last year. The improvement for the first quarter of 2017 as compared to the same period last year was mostly driven by a 19.5% increase in net interest income as a result of strong growth in average loans and deposits, which increased $142.0 million, or 25.4%, and $100.6 million, or 22.1%, respectively. The aforementioned increases in net interest income were partly offset by higher interest expenses resulting mostly from the private placement of $15 million of subordinated notes completed in the fourth quarter of 2016 and an increase in interest bearing deposits.

On April 11, 2017, the Company announced the signing of a definitive agreement and plan of merger pursuant to which the Company will acquire Community Bank of Bergen County, NJ (“Community”) in an all-stock transaction valued at $45.4 million (the “Merger”). Community will merge with and into Sussex Bank and each outstanding share of Community common stock will be exchanged for 0.97 shares of the Company’s common stock.  Based on financials as of December 31, 2016, the combined company will have approximately $1.2 billion in assets, $925 million in gross loans and $965 million in deposits upon completion of the Merger.  The Merger is expected to be completed in the third quarter of 2017.  The consummation of the Merger is subject to receipt of the requisite approval of the Company's shareholders and Community`s shareholders, receipt of all required regulatory approvals, and other customary closing conditions.

“I am very excited to report another quarter of strong financial performance for Sussex Bancorp as our business lines continue to produce outstanding results.  Our growth continues to be organically generated and our production pipelines remain robust, which support future targeted growth expectations,” said Anthony Labozzetta, President and Chief Executive Officer of Sussex Bank. Mr. Labozzetta also stated, "We continue to make great progress on our journey to becoming a high performing company and with the recently announced merger of Community Bank of Bergen County, NJ, our progression should be faster."

“We are looking forward to our partnership with Peter Michelotti and Community Bank of Bergen County, NJ as we continue our growth, in one of the most desirable markets in the country, and create value for all our stakeholders,” stated Mr. Labozzetta.

Financial Performance

Net Income. For the quarter ended March 31, 2017, the Company reported net income of $2.0 million, or $0.43 per basic and diluted share, as compared to net income of $1.6 million, or $0.34 per basic and diluted share, for the same period last year. The increase in net income for the quarter ended March 31, 2017 was driven by a $1.1 million, or 19.5%, increase in net interest income resulting from strong loan and deposit growth of 23.9% and 21.1%, respectively, partially offset by a $215 thousand increase in interest expense related to the $15.0 million in a private placement subordinated note entered into during the fourth quarter of 2016. The aforementioned was partly offset by an increase in non-interest expenses of $367 thousand mostly due to costs to support the Company’s growth and an increase in the provision for loan losses of $196 thousand.

The Company’s income before income taxes, including Tri-State Insurance Agency, increased $493 thousand, or 21.0%, to $2.8 million for the quarter ended March 31, 2017 as compared to $2.3 million for the same period last year. The Company’s income before income taxes, excluding Tri-State Insurance Agency, increased $508 thousand, or 33.6%.

Net Interest Income. Net interest income on a fully tax equivalent basis increased $1.2 million, or 20.2%, to $6.9 million for the first quarter of 2017, as compared to $5.7 million for the same period in 2016. The increase in net interest income was largely due to a $156.4 million, or 23.4%, increase in average interest earning assets, principally loans receivable, which increased $142.0 million, or 25.4%. Included in the increase in net interest income was $234 thousand in prepayment penalties on $14.7 million of commercial loans. The improvement in net interest income was partly offset by a decline in the net interest margin of 7 basis points to 3.39% for the first quarter of 2017, as compared to the same period in 2016. The net interest margin decrease was mostly attributed to higher interest expense related to the $15.0 million subordinated note entered into in the fourth quarter of 2016 and an increase in interest rate paid on money market deposits.

Provision for Loan Losses. Provision for loan losses increased $196 thousand to $407 thousand for the first quarter of 2017, as compared to the same period in 2016.

Non-interest Income. Non-interest income decreased $47 thousand, or 1.9%, to $2.5 million for the first quarter of 2017, as compared to the same period last year.

Non-interest Expense. The Company’s non-interest expenses increased $367 thousand, or 6.5%, to $6.0 million for the first quarter of 2017, as compared to the same period last year. The increase for the first quarter of 2017, as compared to the same period in 2016, was largely due to increases in salaries and employee benefits of $205 thousand and professional fees of $103 thousand.

The increase in salaries and employee benefits for the three months ended March 31, 2017 as compared to the same periods in 2016 was largely due to an increase in personnel to support our growth. The increase in professional fees was largely due to an increase in legal fees related to various projects.

Financial Condition

At March 31, 2017, the Company’s total assets were $872.3 million, an increase of $23.6 million, or 2.8%, as compared to total assets of $848.7 million at December 31, 2016. The increase in total assets was largely driven by growth in loans receivable of $23.5 million, or 3.4%.

Total loans receivable, net of unearned income, increased $23.5 million, or 3.4%, to $718.8 million at March 31, 2017, as compared to $695.3 million at December 31, 2016. During the three months ended March 31, 2017, the Company had $45.1 million in commercial loan production, which was partly offset by $14.7 million in commercial loan payoffs.

The Company’s total deposits increased $35.7 million, or 5.4%, to $696.6 million at March 31, 2017, from $660.9 million at December 31, 2016. The growth in deposits was due to increases in interest bearing deposits of $38.0 million, or 7.2%, at March 31, 2017, as compared to December 31, 2016. Included in the aforementioned deposit total is $82.6 million in deposit balances with a cost of 0.65% attributed to our branch in Oradell, New Jersey, which opened in the beginning of March 2016.

At March 31, 2017, the Company’s total stockholders’ equity was $62.4 million, an increase of $2.4 million when compared to December 31, 2016. The increase was largely due to net income for the three months ended March 31, 2017. At March 31, 2017, the leverage, Tier I risk-based capital, total risk-based capital and common equity Tier I capital ratios for the Bank were 10.41%, 12.93%, 13.91% and 12.93%, respectively, all in excess of the ratios required to be deemed “well-capitalized.”

Asset and Credit Quality

The ratio of NPAs, which include non-accrual loans, loans 90 days past due and still accruing, troubled debt restructured loans currently performing in accordance with renegotiated terms and foreclosed real estate, to total assets improved to 0.99% at March 31, 2017 from 1.10% at December 31, 2016. NPAs decreased $744 thousand, or 8.0%, to $8.6 million at March 31, 2017, as compared to $9.3 million at December 31, 2016. Non-accrual loans decreased $385 thousand, or 6.6%, to $5.4 million at March 31, 2017, as compared to $5.8 million at December 31, 2016. Loans past due 30 to 89 days totaled $2.2 million at March, 31 2017, representing an increase of $326 thousand, or 17.7%, as compared to $1.8 million at December 31, 2016. The top five non-accrual loan relationships total $3.4 million, which equates to 61.9% of total non-accrual loans and 39.1% of total NPAs at March 31, 2017. The remaining non-accrual loans at March 31, 2017 have an average loan balance of $94 thousand.

The Company continues to actively market its foreclosed real estate properties, which increased $97 thousand with the addition of one new property at $133 thousand offset by $36 thousand in write-downs to $2.5 million at March 31, 2017, as compared to $2.4 million at December 31, 2016. At March 31, 2017, the Company’s foreclosed real estate properties had an average carrying value of approximately $308 thousand per property.

The allowance for loan losses increased by $101 thousand, or 1.5%, to $6.8 million, or 0.95% of total loans, at March 31, 2017, compared to $6.7 million, or 0.96% of total loans, at December 31, 2016. The Company recorded $407 thousand in provision for loan losses for the three months ended March 31, 2017. Additionally, the Company recorded net charge-offs of $306 thousand for the quarter ended March 31, 2017, as compared to $11 thousand in net recoveries for the quarter ended March 31, 2016. The allowance for loan losses as a percentage of non-accrual loans increased to 124.8% at March 31, 2017 from 114.8% at December 31, 2016.

About Sussex Bancorp

Sussex Bancorp is the holding company for Sussex Bank, which operates through its regional offices and corporate centers in Wantage and Rockaway, New Jersey, its eleven branch offices located in Andover, Augusta, Franklin, Hackettstown, Newton, Montague, Sparta, Vernon, Oradell and Wantage, New Jersey, and Astoria, New York, and a loan production office in Oradell, New Jersey, and for the Tri-State Insurance Agency, Inc., a full service insurance agency with locations in Augusta and Oradell, New Jersey.  In November 2016, SBBX earned the honor of being named one of the 50 Fastest Growing Companies in New Jersey by NJBIZ Magazine and was the highest ranked bank on the list.  Anthony Labozzetta, President and Chief Executive Officer of SBBX, was named American Banker’s Community Banker of the Year in 2016 and in February 2017, was recognized by Forbes magazine as one of America’s Business Leaders in Banking. For additional information, please visit the Company’s website at www.sussexbank.com.

Forward-Looking Statements

This press release contains statements that are forward looking and are made pursuant to the “safe-harbor” provisions of the Private Securities Litigation Reform Act of 1995. Such statements may be identified by the use of words such as "expect," "estimate," “assume,” "believe," "anticipate," "will," "forecast," "plan," "project" or similar words. Such statements are based on the Company’s current expectations and are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, among others, changes to interest rates, the ability to control costs and expenses, general economic conditions, the success of the Company’s efforts to diversify its revenue base by developing additional sources of non-interest income while continuing to manage its existing fee-based business, risks associated with the quality of the Company’s assets and the ability of its borrowers to comply with repayment terms.  Further information about these and other relevant risks and uncertainties may be found in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016 and in subsequent filings with the Securities and Exchange Commission. The Company undertakes no obligation to publicly release the results of any revisions to those forward looking statements that may be made to reflect events or circumstances after this date or to reflect the occurrence of unanticipated events.

Contacts:	Anthony Labozzetta, President/CEO

Steven Fusco, SEVP/CFO

844-256-7328

SUSSEX BANCORP

SUMMARY FINANCIAL HIGHLIGHTS

(In Thousands, Except Percentages and Per Share Data)

(Unaudited)

				3/31/2017 VS.
	3/31/2017	12/31/2016	3/31/2016	3/31/2016	12/31/2016
BALANCE SHEET HIGHLIGHTS - Period End Balances
Total securities	$108,427	$100,229	$93,339	16.2%	8.2%
Total loans	718,800	695,257	580,051	23.9%	3.4%
Allowance for loan losses	(6,797)	(6,696)	(5,812)	16.9%	1.5%
Total assets	872,282	848,728	716,772	21.7%	2.8%
Total deposits	696,576	660,921	575,300	21.1%	5.4%
Total borrowings and junior subordinated debt	108,641	123,645	80,317	35.3%	(12.1)%
Total shareholders' equity	62,422	60,072	55,682	12.1%	3.9%

FINANCIAL DATA - QUARTER ENDED:
Net interest income (tax equivalent) (a)	$6,906	$6,704	$5,745	20.2%	3.0%
Provision for loan losses	407	237	211	92.9%	71.7%
Total other income	2,477	1,705	2,524	(1.9)%	45.3%
Total other expenses	5,977	5,726	5,610	6.5%	4.4%
Income before provision for income taxes (tax equivalent)	2,999	2,446	2,448	22.5%	22.6%
Provision for income taxes	831	806	775	7.2%	3.1%
Taxable equivalent adjustment (a)	157	117	99	58.6%	34.2%
Net income	$2,011	$1,523	$1,574	27.8%	32.0%

Net income per common share - Basic	$0.43	$0.33	$0.34	26.5%	30.3%
Net income per common share - Diluted	$0.43	$0.32	$0.34	26.5%	34.4%

Return on average assets	0.94%	0.74%	0.90%	4.3%	27.3%
Return on average equity	13.07%	10.14%	11.38%	14.8%	28.9%
Efficiency ratio (b)	64.78%	69.05%	68.67%	(5.7)%	(6.2)%
Net interest margin (tax equivalent)	3.39%	3.35%	3.46%	(2.0)%	1.2%
Avg. interest earning assets/Avg. interest bearing liabilities	1.23	1.25	1.23	0.2%	(1.7)%

SHARE INFORMATION:
Book value per common share	$13.04	$12.67	$11.91	9.5%	3.0%
Tangible book value per common share	12.46	12.08	11.31	10.2%	3.1%
Outstanding shares- period ending	4,785,159	4,741,068	4,675,976	2.3%	0.9%
Average diluted shares outstanding (year to date)	4,727,333	4,651,108	4,606,426	2.6%	1.6%

CAPITAL RATIOS:
Total equity to total assets	7.16%	7.08%	7.77%	(7.9)%	1.1%
Leverage ratio (c)	10.41%	10.41%	9.18%	13.4%	-%
Tier 1 risk-based capital ratio (c)	12.93%	12.87%	11.29%	14.5%	0.5%
Total risk-based capital ratio (c)	13.91%	13.86%	12.31%	13.0%	0.4%
Common equity Tier 1 capital ratio (c)	12.93%	12.87%	11.29%	14.5%	0.5%

ASSET QUALITY:
Non-accrual loans	$5,448	$5,833	$5,353	1.8%	(6.6)%
Loans 90 days past due and still accruing	104	468	-	-%	(77.8)%
Troubled debt restructured loans ("TDRs") (d)	587	679	1,268	(53.7)%	(13.5)%
Foreclosed real estate	2,464	2,367	3,328	(26.0)%	4.1%
Non-performing assets ("NPAs")	$8,603	$9,347	$9,949	(13.5)%	(8.0)%

Foreclosed real estate, criticized and classified assets	$20,494	$20,450	$20,433	0.3%	0.2%
Loans past due 30 to 89 days	$2,166	$1,840	$4,841	(55.3)%	17.7%
(Recoveries) Charge-offs, net (quarterly)	$306	$(128)	$(11)	(2,881.8)%	(339.1)%
(Recoveries) Charge-offs, net as a % of average loans (annualized)	0.17%	(0.08)%	(0.01)%	(2,319.1)%	(331.6)%
Non-accrual loans to total loans	0.76%	0.84%	0.92%	(17.9)%	(9.7)%
NPAs to total assets	0.99%	1.10%	1.39%	(28.9)%	(10.4)%
NPAs excluding TDR loans (d) to total assets	0.92%	1.02%	1.21%	(24.1)%	(10.0)%
Non-accrual loans to total assets	0.62%	0.69%	0.75%	(16.4)%	(9.1)%
Allowance for loan losses as a % of non-accrual loans	124.76%	114.80%	108.57%	14.9%	8.7%
Allowance for loan losses to total loans	0.95%	0.96%	1.00%	(5.6)%	(1.8)%

(a)	Full taxable equivalent basis, using a 39% effective tax rate and adjusted for TEFRA (Tax and Equity Fiscal Responsibility Act) interest expense disallowance
(b)	Efficiency ratio calculated non-interest expense divided by net interest income plus non-interest income
(c)	Sussex Bank capital ratios
(d)	Troubled debt restructured loans currently performing in accordance with renegotiated terms

SUSSEX BANCORP

CONSOLIDATED BALANCE SHEETS

(Dollars In Thousands)

ASSETS	March 31, 2017	December 31, 2016

Cash and due from banks	$3,051	$2,847
Interest-bearing deposits with other banks	4,637	11,791
Cash and cash equivalents	7,688	14,638

Interest bearing time deposits with other banks	100	100
Securities available for sale, at fair value	99,797	88,611
Securities held to maturity	8,630	11,618
Federal Home Loan Bank Stock, at cost	4,269	5,106

Loans receivable, net of unearned income	718,800	695,257
Less: allowance for loan losses	6,797	6,696
Net loans receivable	712,003	688,561

Foreclosed real estate	2,464	2,367
Premises and equipment, net	8,505	8,728
Accrued interest receivable	2,006	2,058
Goodwill	2,820	2,820
Bank-owned life insurance	16,638	16,532
Other assets	7,362	7,589

Total Assets	$872,282	$848,728

LIABILITIES AND STOCKHOLDERS' EQUITY

Liabilities:
Deposits:
Non-interest bearing	$130,130	$132,434
Interest bearing	566,446	528,487
Total Deposits	696,576	660,921

Borrowings	80,800	95,805
Accrued interest payable and other liabilities	4,643	4,090
Subordinated debentures	27,841	27,840

Total Liabilities	809,860	788,656

Total Stockholders' Equity	62,422	60,072

Total Liabilities and Stockholders' Equity	$872,282	$848,728

SUSSEX BANCORP

CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

(Dollars In Thousands Except Per Share Data)

(Unaudited)

	Three Months Ended March 31,
	2017	2016
INTEREST INCOME

Loans receivable, including fees	$7,598	$6,145
Securities:
Taxable	341	376
Tax-exempt	313	201
Interest bearing deposits	16	4
Total Interest Income	8,268	6,726

INTEREST EXPENSE
Deposits	717	575
Borrowings	481	437
Junior subordinated debentures	321	68
Total Interest Expense	1,519	1,080

Net Interest Income	6,749	5,646
PROVISION FOR LOAN LOSSES	407	211
Net Interest Income after Provision for Loan Losses	6,342	5,435

OTHER INCOME
Service fees on deposit accounts	253	225
ATM and debit card fees	180	187
Bank owned life insurance	106	76
Insurance commissions and fees	1,747	1,721
Investment brokerage fees	3	27
Gain on securities transactions	107	167
(Loss) on disposal of fixed assets	-	(13)
Other	81	134
Total Other Income	2,477	2,524

OTHER EXPENSES
Salaries and employee benefits	3,558	3,353
Occupancy, net	500	424
Data processing	557	549
Furniture and equipment	240	233
Advertising and promotion	106	105
Professional fees	277	174
Director fees	107	59
FDIC assessment	51	120
Insurance	66	73
Stationary and supplies	32	52
Loan collection costs	24	32
Expenses and write-downs related to foreclosed real estate	45	75
Other	414	361
Total Other Expenses	5,977	5,610

Income before Income Taxes	2,842	2,349
INCOME TAX EXPENSE	831	775
Net Income	$2,011	$1,574

OTHER COMPREHENSIVE INCOME (LOSS):
Unrealized gains on available for sale securities arising during the period	$676	$985
Fair value adjustments on derivatives	40	(400)
Reclassification adjustment for net gain on securities transactions included in net income	(107)	(167)
Income tax related to items of other comprehensive income (loss)	(244)	(167)
Other comprehensive income, net of income taxes	365	251
Comprehensive income	$2,376	$1,825

EARNINGS PER SHARE

Basic	$0.43	$0.34
Diluted	$0.43	$0.34

SUSSEX BANCORP

COMPARATIVE AVERAGE BALANCES AND AVERAGE INTEREST RATES

(Dollars In Thousands)

(Unaudited)

	Three Months Ended March 31,
	2017			2016
	Average		Average	Average		Average
	Balance	Interest	Rate (2)	Balance	Interest	Rate (2)
Earning Assets:
Securities:
Tax exempt (3)	$47,443	$470	4.02%	$30,236	$300	3.99%
Taxable	62,767	341	2.20%	69,870	376	2.16%
Total securities	110,210	811	2.98%	100,106	676	2.72%
Total loans receivable (1) (4)	701,862	7,598	4.39%	559,879	6,145	4.41%
Other interest-earning assets	12,940	16	0.50%	8,638	4	0.19%
Total earning assets	825,012	8,425	4.14%	668,623	6,825	4.11%

Non-interest earning assets	41,062			38,701
Allowance for loan losses	(6,723)			(5,659)
Total Assets	$859,351			$701,665

Sources of Funds:
Interest bearing deposits:
NOW	$177,107	$119	0.27%	$140,031	$71	0.20%
Money market	73,935	124	0.68%	29,951	28	0.38%
Savings	137,742	71	0.21%	138,528	70	0.20%
Time	166,670	403	0.98%	146,344	406	1.12%
Total interest bearing deposits	555,454	717	0.52%	454,854	575	0.51%
Borrowed funds	85,919	481	2.27%	75,965	437	2.31%
Subordinated debentures	27,840	321	4.68%	12,887	68	2.12%
Total interest bearing liabilities	669,213	1,519	0.92%	543,706	1,080	0.80%

Non-interest bearing liabilities:
Demand deposits	124,991			98,264
Other liabilities	3,591			4,381
Total non-interest bearing liabilities	128,582			102,645
Stockholders' equity	61,556			55,314
Total Liabilities and Stockholders' Equity	$859,351			$701,665

Net Interest Income and Margin (5)		6,906	3.39%		5,745	3.46%
Tax-equivalent basis adjustment		(157)			(99)
Net Interest Income		$6,749			$5,646

(1)	Includes loan fee income
(2)	Average rates on securities are calculated on amortized costs
(3)	Full taxable equivalent basis, using a 39% effective tax rate and adjusted for TEFRA (Tax and Equity Fiscal Responsibility Act) interest expense disallowance
(4)	Loans outstanding include non-accrual loans
(5)	Represents the difference between interest earned and interest paid, divided by average total interest-earning assets

SUSSEX BANCORP

Segment Reporting

(Dollars In Thousands)

(Unaudited)

	Three Months Ended March 31, 2017			Three Months Ended March 31, 2016
	Banking and			Banking and
	Financial	Insurance		Financial	Insurance
	Services	Services	Total	Services	Services	Total
Net interest income from external sources	$6,749	$-	$6,749	$5,646	$-	$5,646
Other income from external sources	730	1,747	2,477	786	1,738	2,524
Depreciation and amortization	266	6	272	252	6	258
Income before income taxes	2,022	820	2,842	1,514	835	2,349
Income tax expense (1)	503	328	831	441	334	775
Total assets	865,832	6,450	872,282	709,893	6,879	716,772

(1)	Calculated at statutory tax rate of 40% for the insurance services segment